Exhibit 4.6

INVESTMENT LETTER

PURCHASER:	Cerberus ABP Investor LLC

DATE:	May 7, 2004

ISSUER:	ABP Distribution Holdings Inc.

NUMBER OF SHARES:	95,000 shares of Series A Preferred Stock

CONSIDERATION:	$95,000,000

To the above named issuer:

             To induce ABP Distribution Holdings Inc. (“Issuer”) to issue to Cerberus ABP Investor LLC (the “Purchaser”) 95,000 shares of Issuer’s Series A Preferred Stock (the “Shares”), Purchaser represents, acknowledges and agrees as follows:

1.

             The Shares, which Purchaser has today subscribed, are being purchased for investment for Purchaser’s own account.  As used in this letter, the phrase “purchase for investment” means the purchase of the Shares with the intent of holding such Shares for investment and without the intent of participating directly or indirectly in a distribution of such Shares.

2.

             Purchaser recognizes the Shares are not registered under the Federal Securities Act of 1933, as amended (“Federal Act”), or the securities laws of any state, in reliance upon certain exemptive provisions of said laws, including Section 4(2) of the Federal Act.  Purchaser understands and agrees that it cannot sell or transfer the Shares except if, in the opinion of counsel reasonably acceptable to Issuer, any such sale or transfer would be: (1) pursuant to an effective registration statement under the Federal Act or pursuant to an exemption from such registration; and (2) in a transaction which is exempt under applicable state securities laws or pursuant to an effective registration statement under said laws or in a transaction which is otherwise in compliance with said laws.

3.

                Purchaser further represents and warrants to Issuer as follows:

(a)                                  Neither Issuer nor any person acting on its behalf has offered or sold Purchaser the Shares by means of any form of general solicitation or general advertising.

(b)                                 The Shares were not offered or sold to Purchaser by means of publicly disseminated advertisements or sales literature.

(c)                                  Purchaser has acknowledged, or will acknowledge upon request by Issuer, in writing, the existence, identity and agency of any person or entity serving as Purchaser’s representative in connection with evaluating the risks of its investment in Issuer and that such representative is not an affiliate, director, officer or other employee of Issuer or beneficial owner of 10% or more of any class of the equity securities or 10% or more of the equity interest in Issuer, and, further that any such representative has disclosed to Purchaser in writing, any relationship between such person or his affiliates and Issuer or its affiliates which now exists or is mutually understood to be contemplated or which has existed at any time during the previous two years and any compensation received or to be received as a result of such relationship.

(d)                                 There has been direct communication and negotiation between Purchaser or its representative and Issuer, and Purchaser or its representative or both have had the opportunity to ask questions of, and receive answers from, Issuer or any person acting on its behalf concerning the terms and conditions of Purchaser’s transactions with Issuer and the information specified in subparagraph (e) of this Paragraph.

(e)                                  There has been furnished to Purchaser or its representative by Issuer or any person acting on its behalf full information regarding the business of Issuer and the risks inherent therein and in Purchaser’s investment in Issuer, and Purchaser understands that Issuer will make available to Purchaser or its representative or both, any additional information necessary to verify the accuracy of any information furnished to Purchaser or its representative.

(f)                                    Either Purchaser or its representative has, or both together have, such knowledge and experience in financial and business matters that it is capable of evaluating the risks of its investment in Issuer.

(g)                             Purchaser is able to bear the economic risks inherent in its investment in Issuer.

(h)                                 Issuer or any person acting on its behalf has disclosed to Purchaser in writing any material relationship between its representative or his affiliates and Issuer or its affiliates which now exists or mutually is understood to be contemplated or which has existed at any time during the previous two years and any compensation received or to be received as a result of such relationship.

(i)                                     Purchaser is aware that the Shares in Issuer have not been registered under the Federal Act under a claim of exemption therefrom; that such securities have not been registered with any state securities regulatory agency; that Issuer is under no obligation to register such securities or to comply with Regulation A under the Federal Act or any other disclosure exemption; that any registration of such securities at any time is extremely unlikely; that, in the absence of a public market for such securities, Rules 144 under the Federal Act (which provides for routine sales of limited amounts of unregistered securities without investment letter) are inapplicable to the aforesaid securities; that Issuer is under no obligation to supply Purchaser with any information necessary to enable it to make routine sales of the securities under Rule 144; and that Purchaser must be prepared to bear the economic risks of its investment for an indefinite period.

(j)                                     Set forth beneath the signature hereto of a duly authorized officer of Purchaser is Purchaser’s address in the state in which Purchaser’s principal office is located, and Purchaser further warrants that it was not incorporated for the purpose of purchasing the Shares.

4.

             Purchaser understands and agrees that when issued, the stock certificates representing the Shares will bear a legend indicating the restrictions upon transfer which shall read:

“THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF

1933, AS AMENDED (THE “FEDERAL ACT”), OR THE SECURITIES LAWS OF ANY STATE, PARTICULARLY INCLUDING SECTION 10-5-9(13) OF THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS.  SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED EXCEPT IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, ANY SUCH SALE OR TRANSFER WOULD BE: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS, OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH LAWS.”

5.

             Purchaser understands that the transfer agent for Issuer, whether or not a corporate employee, shall be instructed not to transfer the ownership of the stock certificate evidencing the Shares on the Stock Transfer books of Issuer unless in the prior written opinion of counsel reasonably acceptable to Issuer, such transfer is in compliance with the above requirements and applicable provisions of law.

Very truly yours,

CERBERUS ABP INVESTOR LLC

By:	/s/ Lenard B. Tessler
Lenard B. Tessler, Managing Director

Address of Purchaser:

c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171

Accepted by ABP Distribution Holdings Inc.
as of the date first set forth above:

ABP DISTRIBUTION HOLDINGS INC.

By:	/s/ David Morris
Name:	David Morris
Title:	Chief Financial Officer and Treasurer